Exhibit 99.1

Media Contact: Jessica Stejskal | SVP Marketing Jessica.stejskal@bwbmn.com | 952.893.6860	Investor Contact: Justin Horstman | Director of Investor Relations Justin.Horstman@bwbmn.com | 952.542.5169

July 28, 2022

Bridgewater Bancshares, Inc. Announces Second Quarter 2022 Net Income
 of $12.9 Million, $0.41 Diluted Earnings Per Common Share

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced net income of $12.9 million for the second quarter of 2022, a 5.1% increase over net income of $12.3 million for the first quarter of 2022, and a 17.2% increase over net income of $11.0 million for the second quarter of 2021. Earnings per diluted common share for the second quarter of 2022 were $0.41, a 6.8% increase compared to $0.39 per diluted common share for the first quarter of 2022, and a 9.2% increase compared to $0.38 per diluted common share for the same period in 2021.

“Bridgewater produced another strong quarter of financial results highlighted by record revenue and continued robust balance sheet growth,” said Chairman, Chief Executive Officer, and President, Jerry Baack. “During the quarter, we were able to maintain a stable net interest margin with well-controlled expenses, all while providing responsive support and simple solutions to our growing client base. While our asset quality continues to be superb, we remain diligent in how we are managing the business in this uncertain macroeconomic environment. We were also active in repurchasing our common stock during the quarter, demonstrating our continued confidence in the momentum we have established.

“This momentum is a direct result of our unconventional corporate culture. We were once again recognized as a top workplace in 2022 by the Star Tribune and as the best business bank, small business bank and commercial mortgage lender in the Twin Cities by the Finance & Commerce reader rankings. The hard work and dedication of our team members remain primary catalysts for our continued growth.”

Today the Company also announced that its Board of Directors declared a quarterly cash dividend on its 5.875% Non-Cumulative Perpetual Preferred Stock, Series A ("Series A Preferred Stock"). The quarterly cash dividend of $36.72 per share, equivalent to $0.3672 per depositary share, each representing a 1/100th interest in a share of the Series A Preferred Stock (Nasdaq: BWBBP), is payable on September 1, 2022 to shareholders of record of the Series A Preferred Stock at the close of business on August 15, 2022.

Second Quarter 2022 Financial Results

			Diluted	Adjusted	Nonperforming
ROA	PPNR ROA (1)	ROE	earnings per share	efficiency ratio (1)	assets to total assets
1.38%	2.19%	13.55%	$0.41	40.0%	0.02%

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Second Quarter 2022 Highlights

●	Diluted earnings per common share were $0.41 for the second quarter of 2022, compared to $0.39 per common share for the first quarter of 2022.

●	Record pre-provision net revenue (PPNR), a non-GAAP financial measure, of $20.4 million for the second quarter of 2022, compared to $18.3 million for the first quarter of 2022, an increase of $2.1 million, or 11.4%. PPNR ROA, a non-GAAP financial measure, was 2.19% for the second quarter of 2022, compared to 2.12% for the first quarter of 2022.

●	Annualized return on average assets (ROA) and annualized return on average shareholders’ equity (ROE) for the second quarter of 2022 were 1.38% and 13.55%, compared to ROA and ROE of 1.42% and 12.98%, respectively, for the first quarter of 2022. Annualized return on average tangible common equity, a non-GAAP financial measure, was 15.26% for the second quarter of 2022, compared to 14.56% for the first quarter of 2022.

●	Gross loans increased $237.9 million in the second quarter of 2022, or 31.9% annualized, compared to the first quarter of 2022.

●	Deposits increased $166.3 million in the second quarter of 2022, or 22.0% annualized, compared to the first quarter of 2022.

●	Net interest margin (on a fully tax-equivalent basis) was 3.58% for the second quarter of 2022, compared to 3.60% in the first quarter of 2022. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure which excludes the impact of loan fees and PPP balances, interest, and fees, remained stable at 3.34% in the first and second quarters of 2022.

●	Adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 40.0% for the second quarter of 2022, compared to 42.0% for the first quarter of 2022.

●	A loan loss provision of $3.0 million was recorded in the second quarter of 2022 to support strong organic loan growth. The allowance for loan losses to total loans was 1.39% at June 30, 2022, compared to 1.40% at March 31, 2022.

●	Annualized net loan charge-offs as a percentage of average loans were 0.00% for both the first and second quarters of 2022.

●	Tangible book value per share, a non-GAAP financial measure, was $11.03 at June 30, 2022, a slight increase compared to $11.01 at March 31, 2022, despite the continued market value depreciation of the securities portfolio due to rising interest rates, which negatively impacted accumulated other comprehensive income.

Year-Over-Year Highlights

●	Net income was $12.9 million for the second quarter of 2022, compared to $11.0 million for the second quarter of 2021, an increase of $1.9 million, or 17.2%.

●	Diluted earnings per common share for the second quarter of 2022 were $0.41, compared to $0.38 for the second quarter of 2021, an increase of 9.2%.

●	Net interest margin (on a fully tax-equivalent basis) was 3.58% for the second quarter of 2022, compared to 3.52% for the second quarter of 2021. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure, was 3.34% for the second quarter of 2022, compared to 3.31% for the second quarter of 2021.

●	Gross loans increased $631.7 million at June 30, 2022, or 24.4%, compared to June 30, 2021.

●	Deposits increased $481.0 million at June 30, 2022, or 17.7%, compared to June 30, 2021.

Key Financial Measures

	As of and for the Three Months Ended			As of and for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Per Common Share Data
Basic Earnings Per Share	$0.43	$0.40	$0.39	$0.83	$0.77
Diluted Earnings Per Share	0.41	0.39	0.38	0.80	0.75
Book Value Per Share	11.14	11.12	10.33	11.14	10.33
Tangible Book Value Per Share (1)	11.03	11.01	10.22	11.03	10.22
Basic Weighted Average Shares Outstanding	27,839,260	28,123,809	28,040,762	27,980,749	28,029,129
Diluted Weighted Average Shares Outstanding	28,803,842	29,156,085	29,128,181	28,991,780	29,048,424
Shares Outstanding at Period End	27,677,372	28,150,389	28,162,777	27,677,372	28,162,777

Selected Performance Ratios
Return on Average Assets (Annualized)	1.38%	1.42%	1.43%	1.40%	1.45%
Pre-Provision Net Revenue Return on Average Assets (Annualized) (1)	2.19	2.12	2.07	2.16	2.11
Return on Average Shareholders' Equity (Annualized)	13.55	12.98	15.40	13.27	15.63
Return on Average Tangible Common Equity (Annualized) (1)	15.26	14.56	15.58	14.91	15.81
Yield on Interest Earning Assets	4.16	4.13	4.17	4.15	4.24
Yield on Total Loans, Gross	4.45	4.45	4.56	4.45	4.64
Cost of Interest Bearing Liabilities	0.86	0.80	0.96	0.83	1.00
Cost of Total Deposits	0.46	0.43	0.54	0.44	0.56
Net Interest Margin (2)	3.58	3.60	3.52	3.59	3.56
Core Net Interest Margin (1)(2)	3.34	3.34	3.31	3.34	3.33
Efficiency Ratio (1)	40.2	42.4	42.0	41.2	41.6
Adjusted Efficiency Ratio (1)	40.0	42.0	41.5	41.0	41.1
Noninterest Expense to Average Assets (Annualized)	1.47	1.56	1.50	1.51	1.50
Adjusted Noninterest Expense to Average Assets (Annualized) (1)	1.47	1.55	1.48	1.50	1.48
Loan to Deposit Ratio	100.7	98.4	95.3
Core Deposits to Total Deposits (3)	82.9	84.3	81.2
Tangible Common Equity to Tangible Assets (1)	7.87	8.60	9.10

Capital Ratios (Bank Only) (4)
Tier 1 Leverage Ratio	11.43%	11.13%	10.57%
Common Equity Tier 1 Risk-based Capital Ratio	11.53	11.42	11.24
Tier 1 Risk-based Capital Ratio	11.53	11.42	11.24
Total Risk-based Capital Ratio	12.74	12.65	12.49

Capital Ratios (Consolidated) (4)
Tier 1 Leverage Ratio	10.33%	10.78%	9.08%
Common Equity Tier 1 Risk-based Capital Ratio	8.50	9.13	9.67
Tier 1 Risk-based Capital Ratio	10.29	11.08	9.67
Total Risk-based Capital Ratio	13.98	15.02	13.49

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Core deposits are defined as total deposits less brokered deposits and certificates of deposit greater than $250,000.
(4)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2022	2022	2021	2021	2021
Selected Balance Sheet Data
Total Assets	$3,883,264	$3,607,920	$3,477,659	$3,389,125	$3,162,612
Total Loans, Gross	3,225,885	2,987,967	2,819,472	2,712,012	2,594,186
Allowance for Loan Losses	44,711	41,692	40,020	38,901	37,591
Goodwill and Other Intangibles	3,009	3,057	3,105	3,153	3,200

Deposits	3,201,953	3,035,611	2,946,237	2,854,157	2,720,906
Tangible Common Equity (1)	305,360	309,870	309,653	298,135	287,630
Total Shareholders' Equity	374,883	379,441	379,272	367,803	290,830
Average Total Assets - Quarter-to-Date	3,743,575	3,513,798	3,403,270	3,332,301	3,076,712
Average Shareholders' Equity - Quarter-to-Date	381,448	383,024	374,035	330,604	286,311

(1)Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2022	2022	2021	2022	2021
Selected Income Statement Data
Interest Income	$37,782	$34,694	$31,147	$72,476	$61,587
Interest Expense	5,252	4,514	4,859	9,766	9,904
Net Interest Income	32,530	30,180	26,288	62,710	51,683
Provision for Loan Losses	3,025	1,675	1,600	4,700	2,700
Net Interest Income after Provision for Loan Losses	29,505	28,505	24,688	58,010	48,983
Noninterest Income	1,650	1,557	1,603	3,207	2,611
Noninterest Expense	13,752	13,508	11,477	27,260	22,400
Income Before Income Taxes	17,403	16,554	14,814	33,957	29,194
Provision for Income Taxes	4,521	4,292	3,821	8,813	7,530
Net Income	12,882	12,262	10,993	25,144	21,664
Preferred Stock Dividends	(1,014)	(1,013)	—	(2,027)	—
Net Income Available to Common Shareholders	$11,868	$11,249	$10,993	$23,117	$21,664

Income Statement

Net Interest Income

Net interest income was $32.5 million for the second quarter of 2022, an increase of $2.4 million, or 7.8%, from $30.2 million in the first quarter of 2022, and an increase of $6.2 million, or 23.7%, from $26.3 million in the second quarter of 2021. The linked-quarter increase in net interest income was primarily due to growth in average interest earning assets. The year-over-year increase in net interest income was primarily due to growth in average interest earning assets and lower rates paid on deposits, offset partially by declining yields on loans and lower PPP fee recognition. Average interest earning assets were $3.67 billion for the second quarter of 2022, an increase of $241.0 million, or 7.0%, from $3.43 billion for the first quarter of 2022, and an increase of $652.3 million, or 21.6%, from $3.02 billion for the second quarter of 2021. The linked-quarter and year-over-year increases in average interest earning assets were primarily due to strong organic growth in the loan portfolio and continued purchases of investment securities, offset partially by the forgiveness of PPP loans and the reduction of cash balances.

Net interest margin (on a fully tax-equivalent basis) for the second quarter of 2022 was 3.58%, a modest two basis point decline from 3.60% in the first quarter of 2022, and a six basis point increase from 3.52% in the second quarter of 2021. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure which excludes the impact of loan fees and PPP balances, interest, and fees, for the second quarter of 2022 was 3.34%, which was stable compared to 3.34% in the first quarter of 2022, and a three basis point increase from 3.31% in the second quarter of 2021. The stability in core net interest margin on a linked-quarter basis was primarily due to rising earning asset yields in conjunction with increasing funding costs associated with the higher interest rate environment. With the rapid increase in interest rates in 2022, earning asset yields and funding costs have both reached a bottom. The Company remains focused on the impact of continued interest rate hikes and the evolving shape of the yield curve throughout 2022.

As the PPP loan portfolio pays down, the recognition of fees associated with the originations has decreased, which impacts comparability between periods. The Company recognized $244,000 of PPP origination fees during the second quarter of 2022, compared to $519,000 during the first quarter of 2022, and $1.4 million during the second quarter of 2021. Remaining PPP origination fees to be recognized as of June 30, 2022 were $135,000.

Interest income was $37.8 million for the second quarter of 2022, an increase of $3.1 million, or 8.9%, from $34.7 million in the first quarter of 2022, and an increase of $6.6 million, or 21.3%, from $31.1 million in the second quarter of 2021. The yield on interest earning assets (on a fully tax-equivalent basis) was 4.16% in the second quarter of 2022, compared to 4.13% in the first quarter of 2022, and 4.17% in the second quarter of 2021. The linked-quarter expansion in the yield on interest earning assets was primarily due to the rapid increase in market interest rates resulting in new loan originations and investment purchases at yields accretive to the existing portfolios. The year-over-year decline in the yield on interest earning assets was primarily due to the lower recognition of PPP origination fees, offset partially by rising yields in the investment securities portfolio.

Loan interest income and loan fees remain the primary contributing factors to the changes in the yield on interest earning assets. The aggregate loan yield, excluding PPP loans, increased to 4.43% in the second quarter of 2022, which was three basis points higher than 4.40% in the first quarter of 2022, and 11 basis points lower than 4.54% in the second quarter of 2021. Given the stability in the core loan yield on a linked-quarter basis, the Company is encouraged that the portfolio yield has bottomed as new loan originations and the existing portfolio continue to reprice in the higher rate environment.

A summary of interest and fees recognized on loans, excluding PPP loans, for the periods indicated is as follows:

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Interest	4.17%	4.15%	4.20%	4.28%	4.37%
Fees	0.26	0.25	0.21	0.23	0.17
Yield on Loans, Excluding PPP Loans	4.43%	4.40%	4.41%	4.51%	4.54%

Interest expense was $5.3 million for the second quarter of 2022, an increase of $738,000, or 16.3%, from $4.5 million in the first quarter of 2022, and an increase of $393,000, or 8.1%, from $4.9 million in the second quarter of 2021. The cost of interest bearing liabilities increased six basis points on a linked-quarter basis from 0.80% in the first quarter of 2022 to 0.86% in the second quarter of 2022, primarily due to the rapid increase in market interest rates that occurred during the quarter. On a year-over-year basis, the cost of interest bearing liabilities decreased 10 basis points from 0.96% in the second quarter of 2021 to 0.86% in the second quarter of 2022, primarily due to the downward repricing of time and brokered deposits over the course of the year.

Interest expense on deposits was $3.5 million for the second quarter of 2022, an increase of $298,000, or 9.4%, from $3.2 million in the first quarter of 2022, and a decrease of $57,000, or 1.6%, from $3.5 million in the second quarter of 2021. The cost of total deposits increased three basis points on a linked-quarter basis from 0.43% in the first quarter of 2022, to 0.46% in the second quarter of 2022, primarily due to the rapid increase in the interest rate environment. On a year-over-year basis, the cost of total deposits declined 8 basis points from 0.54% in the second quarter of 2021, to 0.46% in the second quarter of 2022, primarily due to the downward repricing of time and brokered deposits over the course of the year.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended June 30, 2022, March 31, 2022, and June 30, 2021 is as follows:

	For the Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$61,046	$40	0.26%	$80,497	$26	0.13%	$88,067	$33	0.15%
Investment Securities:
Taxable Investment Securities	417,142	2,696	2.59	373,021	2,255	2.45	314,049	1,647	2.10
Tax-Exempt Investment Securities (1)	74,261	795	4.30	71,591	779	4.41	77,029	842	4.38
Total Investment Securities	491,403	3,491	2.85	444,612	3,034	2.77	391,078	2,489	2.55
Paycheck Protection Program Loans (2)	8,335	263	12.67	18,140	563	12.58	149,312	1,767	4.75
Loans (1)(2)	3,099,344	34,205	4.43	2,881,845	31,275	4.40	2,384,759	27,011	4.54
Total Loans	3,107,679	34,468	4.45	2,899,985	31,838	4.45	2,534,071	28,778	4.56
Federal Home Loan Bank Stock	11,620	59	2.04	5,680	54	3.84	6,221	54	3.51
Total Interest Earning Assets	3,671,748	38,058	4.16%	3,430,774	34,952	4.13%	3,019,437	31,354	4.17%
Noninterest Earning Assets	71,827			83,024			57,275
Total Assets	$3,743,575			$3,513,798			$3,076,712
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$552,502	$694	0.50%	$566,279	$597	0.43%	$421,132	$520	0.50%
Savings and Money Market Deposits	925,354	1,185	0.51	876,580	918	0.42	764,632	940	0.49
Time Deposits	280,645	665	0.95	288,914	745	1.05	332,346	1,075	1.30
Brokered Deposits	403,931	912	0.91	406,648	898	0.90	379,768	978	1.03
Total Interest Bearing Deposits	2,162,432	3,456	0.64	2,138,421	3,158	0.60	1,897,878	3,513	0.74
Federal Funds Purchased	137,379	410	1.20	10,600	9	0.35	9,932	6	0.24
FHLB Advances	47,511	167	1.41	42,500	150	1.43	57,500	228	1.59
Subordinated Debentures	92,396	1,219	5.29	92,286	1,197	5.26	73,862	1,112	6.04
Total Interest Bearing Liabilities	2,439,718	5,252	0.86%	2,283,807	4,514	0.80%	2,039,172	4,859	0.96%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	882,477			822,488			732,299
Other Noninterest Bearing Liabilities	39,932			24,479			18,930
Total Noninterest Bearing Liabilities	922,409			846,967			751,229
Shareholders' Equity	381,448			383,024			286,311
Total Liabilities and Shareholders' Equity	$3,743,575			$3,513,798			$3,076,712
Net Interest Income / Interest Rate Spread		32,806	3.30%		30,438	3.33%		26,495	3.21%
Net Interest Margin (3)			3.58%			3.60%			3.52%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(276)			(258)			(207)
Net Interest Income		$32,530			$30,180			$26,288

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $3.0 million for the second quarter of 2022, an increase of $1.4 million from $1.7 million for the first quarter of 2022, and an increase of $1.4 million from $1.6 million for the second quarter of 2021. The provision recorded in the second quarter of 2022 was primarily attributable to the robust growth of the loan portfolio. The allowance for loan losses to total loans was 1.39% at June 30, 2022, compared to 1.40% at March 31, 2022, and 1.45% at June 30, 2021.

As an emerging growth company, the Company is not subject to Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,“ or CECL, until January 1, 2023.

The following table presents the activity in the Company’s allowance for loan losses for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2022	2022	2021	2022	2021
Balance at Beginning of Period	$41,692	$40,020	$35,987	$40,020	$34,841
Provision for Loan Losses	3,025	1,675	1,600	4,700	2,700
Charge-offs	(14)	(15)	(3)	(29)	(17)
Recoveries	8	12	7	20	67
Balance at End of Period	$44,711	$41,692	$37,591	$44,711	$37,591

Noninterest Income

Noninterest income was $1.7 million for the second quarter of 2022, an increase of $93,000 from $1.6 million for the first quarter of 2022, and an increase of $47,000 from $1.6 million for the second quarter of 2021. The linked-quarter increase was primarily due to an increase in letter of credit fees and other income, offset partially by a decrease in swap fees. The year-over-year increase was primarily due to an increase in letter of credit fees, bank-owned life insurance income and other income, offset partially by lower gains on sales of securities.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2022	2022	2021	2022	2021
Noninterest Income:
Customer Service Fees	$298	$281	$231	$579	$465
Net Gain on Sales of Securities	52	—	702	52	702
Letter of Credit Fees	564	242	231	806	558
Debit Card Interchange Fees	152	133	141	285	271
Swap Fees	—	557	—	557	—
Bank-Owned Life Insurance	149	148	—	297	—
Other Income	435	196	298	631	615
Totals	$1,650	$1,557	$1,603	$3,207	$2,611

Noninterest Expense

Noninterest expense was $13.8 million for the second quarter of 2022, an increase of $244,000 from $13.5 million for the first quarter of 2022, and an increase of $2.3 million from $11.5 million for the second quarter of 2021. The linked-quarter increase was primarily due to an increase in salaries and employee benefits, offset partially by a decrease in marketing and advertising expenses. The year-over-year increase was primarily attributable to increases in salaries and employee benefits, professional and consulting fees, marketing and advertising, and other expenses.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2022	2022	2021	2022	2021
Noninterest Expense:
Salaries and Employee Benefits	$8,977	$8,694	$7,512	$17,671	$14,614
Occupancy and Equipment	1,042	1,085	980	2,127	2,035
FDIC Insurance Assessment	330	360	290	690	605
Data Processing	356	297	300	653	591
Professional and Consulting Fees	769	696	552	1,465	1,096
Information Technology and Telecommunications	594	578	549	1,172	1,011
Marketing and Advertising	524	626	314	1,150	600
Intangible Asset Amortization	47	48	47	95	95
Amortization of Tax Credit Investments	63	117	140	180	258
Other Expense	1,050	1,007	793	2,057	1,495
Totals	$13,752	$13,508	$11,477	$27,260	$22,400

The Company continues to add key talent across the organization, reaching 236 full-time equivalent employees at June 30, 2022, compared to 229 employees at March 31, 2022, and 214 employees at June 30, 2021.

The efficiency ratio, a non-GAAP financial measure, was 40.2% for the second quarter of 2022, compared to 42.4% for the first quarter of 2022, and 42.0% for the second quarter of 2021. Excluding the impact of certain non-routine income and expenses, the adjusted efficiency ratio, a non-GAAP financial measure, was 40.0% for the second quarter of 2022, 42.0% for the first quarter of 2022 and 41.5% for the second quarter of 2021.

Income Taxes

The effective combined federal and state income tax rate for the second quarter of 2022 was 26.0%, a slight increase from 25.9% for the first quarter of 2022 and 25.8% for the second quarter of 2021.

Balance Sheet

Total assets at June 30, 2022 were $3.88 billion, a 7.6% increase from $3.61 billion at March 31, 2022, and a 22.8% increase from $3.16 billion at June 30, 2021. The linked-quarter increase in total assets was primarily due to robust organic loan growth and continued purchases of investment securities. The year-over-year increase in total assets was primarily due to strong organic loan growth and purchases of investment securities, offset partially by a decrease in cash and cash equivalents.

Total gross loans at June 30, 2022 were $3.23 billion, an increase of $237.9 million, or 8.0%, over total gross loans of $2.99 billion at March 31, 2022, and an increase of $631.7 million, or 24.4%, over total gross loans of $2.59 billion at June 30, 2021. The increase in the loan portfolio during the second quarter of 2022 was primarily due to growth in the commercial, construction and land development, multifamily, and CRE nonowner occupied segments, offset partially by the forgiveness of PPP loans. The Company's continued strong loan growth has been driven by the expansion of its talented lending teams, the strong, growing brand of the Bank in the Twin Cities market and the M&A-related market disruption in the Twin Cities resulting in client and banker acquisition opportunities.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
(dollars in thousands)
Commercial	$403,569	$363,290	$360,169	$350,081	$321,474
Paycheck Protection Program	4,860	12,309	26,162	54,190	99,072
Construction and Land Development	359,191	321,131	281,474	257,167	251,573
Real Estate Mortgage:
1 - 4 Family Mortgage	334,815	312,201	305,317	290,535	277,943
Multifamily	1,087,865	1,012,623	910,243	865,172	790,275
CRE Owner Occupied	142,214	117,969	111,096	101,834	87,507
CRE Nonowner Occupied	886,432	840,463	818,569	786,271	758,101
Total Real Estate Mortgage Loans	2,451,326	2,283,256	2,145,225	2,043,812	1,913,826
Consumer and Other	6,939	7,981	6,442	6,762	8,241
Total Loans, Gross	3,225,885	2,987,967	2,819,472	2,712,012	2,594,186
Allowance for Loan Losses	(44,711)	(41,692)	(40,020)	(38,901)	(37,591)
Net Deferred Loan Fees	(9,536)	(9,065)	(9,535)	(10,199)	(11,450)
Total Loans, Net	$3,171,638	$2,937,210	$2,769,917	$2,662,912	$2,545,145

Total deposits at June 30, 2022 were $3.20 billion, an increase of $166.3 million, or 5.5%, over total deposits of $3.04 billion at March 31, 2022, and an increase of $481.0 million, or 17.7%, over total deposits of $2.72 billion at June 30, 2021. Deposit growth in the second quarter of 2022 was primarily due to an increase in noninterest bearing transaction deposits, savings and money market deposits, and brokered deposits, offset partially by declines in interest bearing transaction deposits and time deposits. On a linked-quarter basis, noninterest bearing transaction deposits increased $126.5 million, or 15.1%, compared to March 31, 2022. Similar to the loan portfolio, the growth in core deposits has been a result of successful new client and banker acquisition initiatives, expansion of commercial client relationships, and the strong, growing brand of the Bank in the Twin Cities market. Given the rapid rise in interest rates and the prospect for more, management believes deposits could experience fluctuations in future periods.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$961,998	$835,482	$875,084	$846,490	$758,023
Interest Bearing Transaction Deposits	522,151	598,402	544,789	488,785	432,123
Savings and Money Market Deposits	952,138	890,926	863,567	791,861	761,485
Time Deposits	272,424	286,674	293,474	309,824	321,857
Brokered Deposits	493,242	424,127	369,323	417,197	447,418
Total Deposits	$3,201,953	$3,035,611	$2,946,237	$2,854,157	$2,720,906

Capital

Total shareholders’ equity at June 30, 2022 was $374.9 million, a decrease of $4.6 million compared to total shareholders’ equity of $379.4 million at March 31, 2022, and an increase of $84.1 million, or 28.9%, over total shareholders’ equity of $290.8 million at June 30, 2021. The linked-quarter decrease was due to an increase unrealized losses in the securities portfolio and stock repurchases made under the Company’s stock repurchase program, offset by net income retained and unrealized gains in the derivatives portfolio. The year-over-year increase was due to net income retained, the issuance of preferred stock, and unrealized gains in the derivatives portfolio, offset partially by an increase in stock repurchases made under the Company’s stock repurchase program and an increase in unrealized losses in the securities portfolio.

During the second quarter of 2022, the Company repurchased 492,417 shares of its common stock. Shares were repurchased at a weighted average price of $16.16 per share for a total of $8.0 million. As of June 30, 2022, the Company had $3.2 million remaining under the current stock repurchase program. The Company remains committed to maintaining strong capital levels while enhancing shareholder value as it strategically executes its stock repurchase program based on various factors including valuation, capital levels and other uses of capital.

Tangible book value per share, a non-GAAP financial measure, was $11.03 as of June 30, 2022, a slight increase of 0.2% from $11.01 as of March 31, 2022, and an increase of 7.9% from $10.22 as of June 30, 2021. The linked-quarter increase occurred despite the market value depreciation of the securities portfolio driven by the rising interest rate environment, which continues to negatively impact accumulated other comprehensive income. Tangible common equity as a percentage of tangible assets, a non-GAAP financial measure, was 7.87% at June 30, 2022, compared to 8.60% at March 31, 2022, and 9.10% at June 30, 2021.

Asset Quality

Annualized net charge-offs (recoveries) as a percent of average loans have been 0.00% for the past 5 quarters. At June 30, 2022, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $688,000, or 0.02% of total assets, as compared to $706,000, or 0.02% of total assets at March 31, 2022, and $761,000 or 0.02% of total assets at June 30, 2021.

Loans that have potential weaknesses that warrant a watchlist risk rating at June 30, 2022 totaled $34.7 million, compared to $46.8 million at March 31, 2022, and $56.7 million at June 30, 2021. Loans that warranted a substandard risk rating at June 30, 2022 totaled $27.0 million, compared to $18.6 million at March 31, 2022, and $7.2 million at June 30, 2021. The linked-quarter increase was due to the migration of one relationship from watch to a substandard risk rating.

The following table presents a summary of asset quality measurements at the dates indicated:

	As of and for the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2022	2022	2021	2021	2021
Selected Asset Quality Data
Loans 30-89 Days Past Due	$225	$13	$49	$18	$—
Loans 30-89 Days Past Due to Total Loans	0.01%	0.00%	0.00%	0.00%	0.00%
Nonperforming Loans	$688	$706	$722	$734	$761
Nonperforming Loans to Total Loans	0.02%	0.02%	0.03%	0.03%	0.03%
Foreclosed Assets	$—	$—	$—	$—	$—
Nonaccrual Loans to Total Loans	0.02%	0.02%	0.03%	0.03%	0.03%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.02	0.02	0.03	0.03	0.03
Nonperforming Assets (1)	$688	$706	$722	$734	$761
Nonperforming Assets to Total Assets (1)	0.02%	0.02%	0.02%	0.02%	0.02%
Allowance for Loan Losses to Total Loans	1.39	1.40	1.42	1.43	1.45
Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.39	1.40	1.43	1.46	1.50
Allowance for Loans Losses to Nonaccrual Loans	6,498.69	5,905.38	5,542.94	5,299.86	4,939.68
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	0.00	0.00	0.00	0.00	0.00

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due and still accruing plus foreclosed assets.

The Company developed programs for clients who experienced business and personal disruptions due to the COVID-19 pandemic by providing interest-only modifications, loan payment deferrals, and extended amortization modifications. In accordance with interagency regulatory guidance and the CARES Act, qualifying loans modified in response to the COVID-19 pandemic are not considered troubled debt restructurings. The Company had 7 modified loans totaling $29.8 million outstanding as of June 30, 2022, representing 0.9% of the total loan portfolio, excluding PPP loans, which is down from $30.4 million at March 31, 2022.

About the Company

Bridgewater Bancshares, Inc. (Nasdaq: BWB) is a St. Louis Park, Minnesota-based financial holding company. Bridgewater's banking subsidiary, Bridgewater Bank, is a premier, full-service Twin Cities bank dedicated to serving the diverse needs of commercial real estate investors, entrepreneurs, business clients and successful individuals. By pairing a range of deposit, lending and business services solutions with a responsive service model, Bridgewater has seen continuous growth and profitability. With total assets of $3.9 billion and seven branches as of June 30, 2022, Bridgewater is considered one of the largest locally led banks in the State of Minnesota, and has received numerous awards for its growth, banking services and esteemed corporate culture.

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the ongoing COVID-19 pandemic, including its effects on the economic environment, our clients and our operations, including due to supply chain disruptions, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; business and economic conditions generally and in the financial services industry, nationally and within our market area, including rising rates of inflation; our ability to maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the future implementation of the Current Expected Credit Loss standard; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients; our ability to successfully manage liquidity risk, especially in light of recent excess liquidity at the Bank; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; talent and labor shortages and high rates of employee turnover; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry, including from nonbank competitors such as credit unions and “fintech” companies; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes, including changes to federal and state corporate tax rates; interest rate risk, including the effects of recent and anticipated rate increases by the Federal Reserve; fluctuations in the values of the securities held in our securities portfolio; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the COVID-19 pandemic), acts of war or terrorism or other adverse external events including the Russian invasion of Ukraine; potential impairment to the goodwill we recorded in connection with our past acquisition; changes to U.S. or state tax laws, regulations and guidance, including recent proposals to increase the federal corporate tax rate; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	June 30,	December 31,	June 30,
	2022	2021	2021
	(Unaudited)		(Unaudited)
ASSETS
Cash and Cash Equivalents	$73,517	$143,473	$92,197
Bank-Owned Certificates of Deposit	1,138	1,876	2,368
Securities Available for Sale, at Fair Value	482,583	439,362	402,786
Loans, Net of Allowance for Loan Losses of $44,711 at June 30, 2022 (unaudited), $40,020 at December 31, 2021 and $37,591 at June 30, 2021 (unaudited)	3,171,638	2,769,917	2,545,145
Federal Home Loan Bank (FHLB) Stock, at Cost	9,921	5,242	5,832
Premises and Equipment, Net	49,294	49,395	50,177
Accrued Interest	10,010	9,186	8,728
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	383	479	574
Other Assets	82,154	56,103	52,179
Total Assets	$3,883,264	$3,477,659	$3,162,612

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$961,998	$875,084	$758,023
Interest Bearing	2,239,955	2,071,153	1,962,883
Total Deposits	3,201,953	2,946,237	2,720,906
Federal Funds Purchased	86,000	—	—
FHLB Advances	56,500	42,500	57,500
Subordinated Debentures, Net of Issuance Costs	92,459	92,239	73,913
Accrued Interest Payable	1,393	1,409	2,654
Other Liabilities	70,076	16,002	16,809
Total Liabilities	3,508,381	3,098,387	2,871,782

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value; Authorized 10,000,000
Preferred Stock - Issued and Outstanding 27,600 Series A shares ($2,500 liquidation preference) at June 30, 2022 (unaudited), 27,600 at December 31, 2021 and -0- at June 30, 2021 (unaudited)	66,514	66,514	—
Common Stock- $0.01 par value; Authorized 75,000,000
Common Stock - Issued and Outstanding 27,677,372 at June 30, 2022 (unaudited), 28,206,566 at December 31, 2021 and 28,162,777 at June 30, 2021 (unaudited)	277	282	282
Additional Paid-In Capital	96,689	104,123	104,811
Retained Earnings	222,464	199,347	176,495
Accumulated Other Comprehensive Income (Loss)	(11,061)	9,006	9,242
Total Shareholders' Equity	374,883	379,272	290,830
Total Liabilities and Equity	$3,883,264	$3,477,659	$3,162,612

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
INTEREST INCOME
Loans, Including Fees	$34,358	$31,744	$28,748	$66,102	$56,656
Investment Securities	3,325	2,870	2,312	6,195	4,732
Other	99	80	87	179	199
Total Interest Income	37,782	34,694	31,147	72,476	61,587

INTEREST EXPENSE
Deposits	3,456	3,158	3,513	6,614	7,184
Notes Payable	—	—	—	—	61
FHLB Advances	167	150	228	317	456
Subordinated Debentures	1,219	1,197	1,112	2,416	2,197
Federal Funds Purchased	410	9	6	419	6
Total Interest Expense	5,252	4,514	4,859	9,766	9,904

NET INTEREST INCOME	32,530	30,180	26,288	62,710	51,683
Provision for Loan Losses	3,025	1,675	1,600	4,700	2,700

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	29,505	28,505	24,688	58,010	48,983

NONINTEREST INCOME
Customer Service Fees	298	281	231	579	465
Net Gain on Sales of Available for Sale Securities	52	—	702	52	702
Other Income	1,300	1,276	670	2,576	1,444
Total Noninterest Income	1,650	1,557	1,603	3,207	2,611

NONINTEREST EXPENSE
Salaries and Employee Benefits	8,977	8,694	7,512	17,671	14,614
Occupancy and Equipment	1,042	1,085	980	2,127	2,035
Other Expense	3,733	3,729	2,985	7,462	5,751
Total Noninterest Expense	13,752	13,508	11,477	27,260	22,400

INCOME BEFORE INCOME TAXES	17,403	16,554	14,814	33,957	29,194
Provision for Income Taxes	4,521	4,292	3,821	8,813	7,530
NET INCOME	12,882	12,262	10,993	25,144	21,664
Preferred Stock Dividends	(1,014)	(1,013)	—	(2,027)	—
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$11,868	$11,249	$10,993	$23,117	$21,664

EARNINGS PER SHARE
Basic	$0.43	$0.40	$0.39	$0.83	$0.77
Diluted	0.41	0.39	0.38	0.80	0.75

Bridgewater Bancshares, Inc. and Subsidiaries
Analysis of Average Balances, Yields and Rates

(dollars in thousands, except per share data)

(Unaudited)

	For the Six Months Ended
	June 30, 2022			June 30, 2021
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$70,718	$66	0.19%	$96,724	$67	0.14%
Investment Securities:
Taxable Investment Securities	395,203	4,951	2.53	307,898	3,371	2.21
Tax-Exempt Investment Securities (1)	72,933	1,574	4.35	78,985	1,723	4.40
Total Investment Securities	468,136	6,525	2.81	386,883	5,094	2.66
Paycheck Protection Program Loans (2)	13,210	826	12.61	149,098	3,631	4.91
Loans (1)(2)	2,991,195	65,480	4.41	2,313,295	53,085	4.63
Total Loans	3,004,405	66,306	4.45	2,462,393	56,716	4.64
Federal Home Loan Bank Stock	8,667	113	2.63	5,636	132	4.74
Total Interest Earning Assets	3,551,926	73,010	4.15%	2,951,636	62,009	4.24%
Noninterest Earning Assets	77,395			57,228
Total Assets	$3,629,321			$3,008,864
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$559,352	$1,291	0.47%	$392,732	$942	0.48%
Savings and Money Market Deposits	901,102	2,103	0.47	744,480	1,949	0.53
Time Deposits	284,757	1,410	1.00	338,497	2,341	1.39
Brokered Deposits	405,282	1,810	0.90	391,167	1,952	1.01
Total Interest Bearing Deposits	2,150,493	6,614	0.62	1,866,876	7,184	0.78
Federal Funds Purchased	74,340	419	1.14	4,993	6	0.24
Notes Payable	—	—	—	3,343	61	3.66
FHLB Advances	45,019	317	1.42	57,500	456	1.60
Subordinated Debentures	92,341	2,416	5.28	73,819	2,197	6.00
Total Interest Bearing Liabilities	2,362,193	9,766	0.83%	2,006,531	9,904	1.00%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	852,648			704,391
Other Noninterest Bearing Liabilities	32,248			18,384
Total Noninterest Bearing Liabilities	884,896			722,775
Shareholders' Equity	382,232			279,558
Total Liabilities and Shareholders' Equity	$3,629,321			$3,008,864
Net Interest Income / Interest Rate Spread		63,244	3.32%		52,105	3.24%
Net Interest Margin (3)			3.59%			3.56%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(534)			(422)
Net Interest Income		$62,710			$51,683

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Bridgewater Bancshares, Inc. and Subsidiaries
Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Pre-Provision Net Revenue
Noninterest Income	$1,650	$1,557	$1,603	$3,207	$2,611
Less: Gain on Sales of Securities	(52)	—	(702)	(52)	(702)
Total Operating Noninterest Income	1,598	1,557	901	3,155	1,909
Plus: Net Interest Income	32,530	30,180	26,288	62,710	51,683
Net Operating Revenue	$34,128	$31,737	$27,189	$65,865	$53,592

Noninterest Expense	$13,752	$13,508	$11,477	$27,260	$22,400
Less: Amortization of Tax Credit Investments	(63)	(117)	(140)	(180)	(258)
Total Operating Noninterest Expense	$13,689	$13,391	$11,337	$27,080	$22,142

Pre-Provision Net Revenue	$20,439	$18,346	$15,852	$38,785	$31,450

Plus:
Non-Operating Revenue Adjustments	52	—	702	52	702
Less:
Provision for Loan Losses	3,025	1,675	1,600	4,700	2,700
Non-Operating Expense Adjustments	63	117	140	180	258
Provision for Income Taxes	4,521	4,292	3,821	8,813	7,530
Net Income	$12,882	$12,262	$10,993	$25,144	$21,664

Average Assets	$3,743,575	$3,513,798	$3,076,712	$3,629,321	$3,008,864
Pre-Provision Net Revenue Return on Average Assets	2.19%	2.12%	2.07%	2.16%	2.11%

	As of and for the Three Months Ended			As of and for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Core Net Interest Margin
Net Interest Income (Tax-Equivalent Basis)	$32,806	$30,438	$26,495	$63,244	$52,105
Less: Loan Fees	(2,030)	(1,743)	(1,023)	(3,773)	(2,225)
Less: PPP Interest and Fees	(263)	(563)	(1,767)	(826)	(3,631)
Core Net Interest Income	$30,513	$28,132	$23,705	$58,645	$46,249

Average Interest Earning Assets	$3,671,748	$3,430,774	$3,019,437	$3,551,926	$2,951,636
Less: Average PPP Loans	(8,335)	(18,140)	(149,312)	(13,210)	(149,098)
Core Average Interest Earning Assets	$3,663,413	$3,412,634	$2,870,125	$3,538,716	$2,802,538
Core Net Interest Margin	3.34%	3.34%	3.31%	3.34%	3.33%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Efficiency Ratio
Noninterest Expense	$13,752	$13,508	$11,477	$27,260	$22,400
Less: Amortization of Intangible Assets	(47)	(48)	(47)	(95)	(95)
Adjusted Noninterest Expense	$13,705	$13,460	$11,430	$27,165	$22,305
Net Interest Income	32,530	30,180	26,288	62,710	51,683
Noninterest Income	1,650	1,557	1,603	3,207	2,611
Less: Gain on Sales of Securities	(52)	—	(702)	(52)	(702)
Adjusted Operating Revenue	$34,128	$31,737	$27,189	$65,865	$53,592
Efficiency Ratio	40.2%	42.4%	42.0%	41.2%	41.6%

Adjusted Efficiency Ratio
Noninterest Expense	$13,752	$13,508	$11,477	$27,260	$22,400
Less: Amortization of Tax Credit Investments	(63)	(117)	(140)	(180)	(258)
Less: Amortization of Intangible Assets	(47)	(48)	(47)	(95)	(95)
Adjusted Noninterest Expense	$13,642	$13,343	$11,290	$26,985	$22,047
Net Interest Income	32,530	30,180	26,288	62,710	51,683
Noninterest Income	1,650	1,557	1,603	3,207	2,611
Less: Gain on Sales of Securities	(52)	—	(702)	(52)	(702)
Adjusted Operating Revenue	$34,128	$31,737	$27,189	$65,865	$53,592
Adjusted Efficiency Ratio	40.0%	42.0%	41.5%	41.0%	41.1%

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Adjusted Noninterest Expense to Average Assets (Annualized)
Noninterest Expense	$13,752	$13,508	$11,477	$27,260	$22,400
Less: Amortization of Tax Credit Investments	(63)	(117)	(140)	(180)	(258)
Adjusted Noninterest Expense	$13,689	$13,391	$11,337	$27,080	$22,142

Average Assets	$3,743,575	$3,513,798	$3,076,712	$3,629,321	$3,008,864
Adjusted Noninterest Expense to Average Assets (Annualized)	1.47%	1.55%	1.48%	1.50%	1.48%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	As of and for the Three Months Ended			As of and for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Tangible Common Equity and Tangible Common Equity/Tangible Assets
Total Shareholders' Equity	$374,883	$379,441	$290,830
Less: Preferred Stock	(66,514)	(66,514)	—
Total Common Shareholders' Equity	308,369	312,927	290,830
Less: Intangible Assets	(3,009)	(3,057)	(3,200)
Tangible Common Equity	$305,360	$309,870	$287,630

Total Assets	$3,883,264	$3,607,920	$3,162,612
Less: Intangible Assets	(3,009)	(3,057)	(3,200)
Tangible Assets	$3,880,255	$3,604,863	$3,159,412
Tangible Common Equity/Tangible Assets	7.87%	8.60%	9.10%

Tangible Book Value Per Share
Book Value Per Common Share	$11.14	$11.12	$10.33
Less: Effects of Intangible Assets	(0.11)	(0.11)	(0.11)
Tangible Book Value Per Common Share	$11.03	$11.01	$10.22

Return on Average Tangible Common Equity
Net Income Available to Common Shareholders	$11,868	$11,249	$10,993	$23,117	$21,664

Average Shareholders' Equity	$381,448	$383,024	$286,311	$382,232	$279,558
Less: Average Preferred Stock	(66,514)	(66,514)	—	(66,514)	—
Average Common Equity	314,934	316,510	286,311	315,718	279,558
Less: Effects of Average Intangible Assets	(3,037)	(3,084)	(3,228)	(3,060)	(3,251)
Average Tangible Common Equity	$311,897	$313,426	$283,083	$312,658	$276,307
Return on Average Tangible Common Equity	15.26%	14.56%	15.58%	14.91%	15.81%

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Tangible Common Equity
Total Shareholders' Equity	$374,883	$379,441	$379,272	$367,803	$290,830
Less: Preferred Stock	(66,514)	(66,514)	(66,514)	(66,515)	—
Common Shareholders' Equity	308,369	312,927	312,758	301,288	290,830
Less: Intangible Assets	(3,009)	(3,057)	(3,105)	(3,153)	(3,200)
Tangible Common Equity	$305,360	$309,870	$309,653	$298,135	$287,630